Filed pursuant to Rule 424(b)(3)

Registration No. 333-266101

PROSPECTUS SUPPLEMENT NO. 8

(to the Prospectus dated September 22, 2022)

Polestar Automotive Holding UK PLC

UP TO 2,203,977,609 CLASS A ADSs,

UP TO 24,999,965 CLASS A ADSs ISSUABLE UPON

CONVERSION OF CLASS C ADSs AND

UP TO 9,000,000 CLASS C-2 ADSs

This prospectus supplement (this “Supplement No. 8”) is part of the prospectus of Polestar Automotive Holding UK PLC (the “Company”), dated September 22, 2022 (the “Prospectus”), which forms a part of the Company’s registration statement on Form F-1 (Registration No. 333-266101), related to the offer and sale from time to time by the selling securityholders named in the Prospectus of up to (a) 2,228,977,574 Class A ADSs and (b) 9,000,000 Class C-2 ADSs. This Supplement No. 8 supplements, modifies or supersedes certain information contained in the Prospectus. Any statement in the Prospectus that is modified or superseded is not deemed to constitute a part of the Prospectus, except as modified or superseded by this Supplement No. 8. Except to the extent that the information in this Supplement No. 8 modifies or supersedes the information contained in the Prospectus, this Supplement No. 8 should be read, and will be delivered, with the Prospectus. This Supplement No. 8 is not complete without, and may not be utilized except in connection with, the Prospectus.

Capitalized terms used but not defined herein have the meanings ascribed to them in the Prospectus.

The purpose of this Supplement No. 8 is to amend the information set forth in the table under the heading “Selling Securityholders” in the Prospectus as follows:

Addition of the following line items and related footnotes below:

	Securities Beneficially Owned Prior to This Offering			Securities to be Sold in This Offering		Securities Beneficially Owned After This Offering
Name of Selling	Class A ADS	Class B ADS	Class C ADS	Class A ADS	Class C ADS	Class A ADS	%	Class C ADS	%
Oakwise Innovation Fund SPC-SP5(58)	3,062,206	—	—	3,062,206	—	—	—	—	—
Oakwise Innovation Fund SPC-New Technology SP(59)	765,551	—	—	765,551	—	—	—	—	—
B.W. Holding Limited(60)	512,261	—	—	512,261	—	—	—	—	—
Han Tongli(61)	64,033	—	—	64,033	—	—	—	—	—
Chi-Lan Janet Cheng(62)	26,666	—	—	26,666	—	—	—	—	—
Chai Shan Jovin Chim(63)	399,995	—	—	399,995	—	—	—	—	—
Jumpex Worldwide Limited(64)	1,333,315	—	—	1,333,315	—	—	—	—	—
KV Catalyst EV1 LLC(65)	723,569	—	—	723,569	—	—	—	—	—
Raffles Fund VCC – PoleStar RFO(66)	6,021,633	—	—	6,021,633	—	—	—	—	—
Hsin Tung Samuel Chou(67)	533,326	—	—	533,326	—	—	—	—	—
Sky Ever Best Limited(68)	1,283,359	—	—	1,283,359	—	—	—	—	—
Synergis Capital China Venture Fund(69)	512,261	—	—	512,261	—	—	—	—	—
Talent Desire Limited(70)	517,672	—	—	517,672	—	—	—	—	—

(58)

Consists of 3,062,206 Class A ADSs distributed by Northpole GLY 1 LP to Oakwise Innovation Fund SPC-SP5 in connection with the transfer of Northpole GLY 1 LP’s holdings in the Company. Oakwise Innovation Fund SPC-SP5 is managed by Oakwise Capital Management Limited, its investment manager. Fengyu Wang is the director of Oakwise Capital Management Limited and, as such, may be deemed to be beneficial owners of the securities reported by this Selling Securityholder. Fengyu disclaims any beneficial ownership of the securities reported by such Selling Securityholder other than to the extent of any pecuniary interest they may have therein, directly or indirectly. The business address of this Selling Securityholder is Flat 4301-07, 43/F, COSCO Tower, 183 Queen’s Road Central, Hong Kong.

(59)

Consists of 765,551 Class A ADSs distributed by Northpole GLY 1 LP to Oakwise Innovation Fund SPC-New Technology SP in connection with the transfer of Northpole GLY 1 LP’s holdings in the company. Oakwise Innovation Fund SPC-New Technology SP is managed by Oakwise Asset Management Limited, its investment manager. Fengyu Wang is the director of Oakwise Asset Management Limited and, as such, may be deemed to be beneficial owners of the securities reported by this Selling Securityholder. Fengyu disclaims any beneficial ownership of the securities reported by such Selling Securityholder other than to the extent of any pecuniary interest they may have therein, directly or indirectly. The business address of this Selling Securityholder is Flat 4301-07, 43/F, COSCO Tower, 183 Queen’s Road Central, Hong Kong.

(60)

Consists of 512,261 Class A ADSs distributed by Northpole GLY 1 LP to B.W. Holding Limited in connection with the transfer of Northpole GLY 1 LP’s holdings in the company. B.W. Holding Limited is managed by its director Wai Yue Wong. Wai Yue may be deemed to be beneficial owners of the securities reported by this Selling Securityholder. The business address of this Selling Securityholder is 21/F, Block 1, Tai Ping Industrial Centre, 57 Ting Kok Road, Tai Po, New Territories, Hong Kong.

(61)

Consists of 64,033 Class A ADSs distributed by Northpole GLY 1 LP to Han Tongli in connection with the transfer of Northpole GLY 1 LP’s holdings in the company. The business address of this Selling Securityholder is 25B, Tower 1, Larvotto, Praya Road 8, Ap Lei Chau, Hong Kong.

(62)

Consists of 26,666 Class A ADSs distributed by Northpole GLY 1 LP to Chi-Lan Janet Cheng in connection with the transfer of Northpole GLY 1 LP’s holdings in the company. The business address of this Selling Securityholder is Flat 9A, Tower 1, Eden Gate, 11 Ede Road, Kowloon Tong, Hong Kong.

(63)

Consists of 399,995 Class A ADSs distributed by Northpole GLY 1 LP to Chai Shan Jovin Chim in connection with the transfer of Northpole GLY 1 LP’s holdings in the company. The business address of this Selling Securityholder is Flat A1, Floor 1, Villa De Moorsom, 12 Boyce Road, Jardine’s Lookout Hong Kong.

(64)

Consists of 1,333,315 Class A ADSs distributed by Northpole GLY 1 LP to Jumpex Worldwide Limited in connection with the transfer of Northpole GLY 1 LP’s holdings in the company. Jumpex Worldwide Limited is managed by its directors Chang Wa Shan, Cheung Wing Har Linda and Chang Chi Sheung Flossie. Jumpex Worldwide Limited is solely owned by Cheung Wing Har Linda, and therefore, Cheung Wing Har Linda is deemed to be the ultimate beneficial owner of the securities reported by the Selling Securityholder. The business address of this Selling Securityholder is Room 701, Dina House, Ruttonjee Centre, 11 Duddell Street, Central, Hong Kong.

(65)

Consists of 723,569 Class A ADSs distributed by Northpole GLY 1 LP to KV Catalyst EV1 LLC in connection with the transfer of Northpole GLY 1 LP’s holdings in the company. KV Catalyst EV1 LLC is managed by KV Catalyst Manager 1 LLC, its investment manager. Justin Milberg and John Adair are the managing members of KV Catalyst Manager 1 LLC and, as such, may be deemed to be beneficial owners of the securities reported by this Selling Securityholder. Each of Messrs. Milberg and Adair disclaims any beneficial ownership of the securities reported by such Selling Securityholder other than to the extent of any pecuniary interest they may have therein, directly or indirectly. The business address of this Selling Securityholder is 2373 Broadway #1621, New York, New York.

(66)

Consists of 6,021,633 Class A ADSs distributed by Northpole GLY 1 LP to Raffles Fund VCC-PoleStar RFO in connection with the transfer of Northpole GLY 1 LP’s holdings in the company. Raffles Fund VCC-PoleStar RFO is a Singapore Variable Capital Companies with Kendrick Lee Yen Hui & Lin Jiadong acting as the directors. The sole Management Share is held by Lin Jiadong. The investment objective of the Fund is, directly or indirectly, independently or with others, to acquire, hold and dispose of Securities of the Polestar Automotive Holding Limited (the Portfolio Company) or contractual rights to receive Securities of the Portfolio Company, including any Follow-On Investments related thereto. The business address of this Selling Securityholder is Unit 2306-2313, 23/F, The Center, 99 Queen’s Road, Central, Hong Kong.

(67)

Consists of 533,326 Class A ADSs distributed by Northpole GLY 1 LP to Hsin Tung Samuel Chou in connection with the transfer of Northpole GLY 1 LP’s holdings in the company. The business address of this Selling Securityholder is14/F, No. 17, Block C, Fontana Gardens, Ka Ning Path, Causeway Bay, Hong Kong.

(68)

Consists of 1,283,359 Class A ADSs distributed by Northpole GLY 1 LP to Sky Ever Best Limited in connection with the transfer of Northpole GLY 1 LP’s holdings in the company. Sky Ever Best Limited is managed by its directors Geoffrey Kai Chun Kwok, Lesley Wai-San Kwok and Jonathan Kai Ho Kwok. Geoffrey Kwok, Lesley Kwok and Jonathan Kwok are the ultimate beneficial owners in equal share of Sky Ever Best Limited. The business address of this Selling Securityholder is Suite 906, 9/F, Great Eagle Centre, 23 Harbor Road, Wanchai, Hong Kong.

(69)

Consists of 512,261 Class A ADSs distributed by Northpole GLY 1 LP to Synergis Capital China Venture Fund in connection with the transfer of Northpole GLY 1 LP’s holdings in the company. Synergis Capital China Venture Fund I, LP is managed by Synergis Capital GP Limited, its General Partner. Tongzhou Shi is the director of Synergis Capital GP Limited and, as such, may be deemed to be the beneficial owners of the securities reported by this Selling Securityholder. Tongzhou Shi disclaims any beneficial ownership of the securities reported by such Selling Securityholder other than to the extent of any pecuniary interest each may have therein, directly or indirectly. The business address of this Selling Securityholder is 292 Holmes Avenue, Toronto, Ontario, Canada.

(70)

Consists of 517,672 Class A ADSs distributed by Northpole GLY 1 LP to Talent Desire Limited in connection with the transfer of Northpole GLY 1 LP’s holdings in the company. Talent Desire Limited is managed by its director Mico Cho Yee Chung. Mico may be deemed to be beneficial owners of the securities reported by this Selling Securityholder. Mico disclaims any beneficial ownership of the securities reported by such Selling Securityholder other than to the extent of any pecuniary interest they may have therein, directly or indirectly. The business address of this Selling Securityholder is 31/F, Bank of America Tower, 12 Harcourt Road, Central, Hong Kong.

And revision of the following line items and related footnotes:

	Securities Beneficially Owned Prior to This Offering			Securities to be Sold in This Offering			Securities Beneficially Owned After This Offering
Name of Selling	Class A ADS	Class B ADS	Class C ADS	Class A ADS		Class C ADS	Class A ADS	%	Class C ADS	%
Northpole GLY 1 LP(46)	6,106,660	—	—	7,891,875	(47)	—	—	—	—	—

(46)

Consists of 6,106,660 Class A ADSs issued to Northpole GLY 1 LP in connection with the liquidation of Parent and subsequent distribution of certain of Northpole GLY 1 LP’s holdings to its limited partners. Northpole GLY 1 LP is managed by Northpole GLY GPl, its General Partner. Geely Financials International Limited (“Geely Financials”) owns approximately 86.0% of GLy Capital Management Partners (Cayman) Limited, which controls Northpole GLY GPI. (i) Geely Financials is 100% owned by Geely Sweden, (ii) Geely Sweden is 100% owned by Shanghai Geely Zhaoyuan International Investment Co., Ltd (“Shanghai Geely”), (iii) Shanghai Geely is 60.96% owned by Beijing Geely Wanyuan International Investment Co. Ltd (“Beijing Geely Wanyuan”) and 39.04% owned by Geely, (iv) Beijing Geely Wanyuan is 100% owned by Beijing Geely Kaisheng International Investment Co., Ltd. (“Beijing Geely Kaisheng”), (v) Beijing Geely

Kaisheng is 100% owned by Zhejiang Geely, and (vi) Geely is 91.9% owned by Shufu Li. Therefore, Shufu Li is deemed to have voting and dispositive power with respect to the Class A ADSs directly held by Northpole GLY 1 LP. Shufu Li disclaims any beneficial ownership of the securities reported by Northpole GLY 1 LP other than to the extent of any pecuniary interest he may have therein, directly or indirectly. The business address of this Selling Securityholder is 12F H Code, 45 Pottinger St, Central, Hong Kong. The business address of Li Shufu is Room 303, Building 12, No. 980 Mingzhou Road, Xinqi Street, Beilun District, Ningbo, Zhejiang, China.

(47)	Assumes the issuance of 1,785,215 Earn Out Class A Shares to this Selling Securityholder.

We may further amend or supplement the Prospectus and this Supplement No. 8 from time to time by filing amendments or supplements as required. You should read the entire Prospectus, this Supplement No. 8 and any amendments or supplements carefully before you make your investment decision.

Our Class A ADSs and Class C-1 ADSs are listed on the Nasdaq Stock Market LLC (“Nasdaq”), under the trading symbols “PSNY” and “PSNYW,” respectively. On January 27, 2023, the closing price for our Class A ADSs on Nasdaq was $6.08. On January 27, 2023, the closing price for our Class C-1 ADSs on Nasdaq was $1.14.

Investing in our securities involves a high degree of risk. You should carefully review the risks and uncertainties described under the heading “Risk Factors” beginning on page 14 of the Prospectus before you make an investment in the securities.

Neither the SEC nor any state or foreign securities commission has approved or disapproved of these securities or determined if this Supplement No. 8 or the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus supplement is dated January 30, 2023

4